Exhibit 99.1

PRESS RELEASE

ASPEN INSURANCE HOLDINGS NAMES STEPHEN POSTLEWHITE
CHIEF EXECUTIVE OFFICER OF ASPEN RE

Hamilton, Bermuda - September 4, 2014 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE:AHL) announced today that Stephen Postlewhite, previously Aspen’s Chief Risk Officer, has been appointed to the position of Chief Executive Officer of Aspen Re, the Company’s reinsurance business, with immediate effect. He succeeds James Few who is leaving Aspen to pursue other opportunities.

Emil Issavi has been appointed President of Aspen Re in addition to his existing role as Chief Underwriting Officer for Aspen’s reinsurance business. Brian Boornazian will remain as Chairman of Aspen Re and Chief Executive Officer of Aspen Re, North America.

Aspen’s Chief Executive Officer, Chris O’Kane, said: “We are delighted to have Steve Postlewhite - one of our brightest and most able leaders - at the helm of Aspen Re, particularly at a time of continuing change in the reinsurance market. Steve is the architect of Aspen’s capital modelling capability and played an integral role in building the strong risk management framework which underpins our business today.

“By leveraging our strong local capabilities around the world as well as deep, long-term client relationships and a highly successful alternative reinsurance business, Aspen Re has delivered excellent performance despite market headwinds. The business delivered an underwriting profit of over $250 million and a combined ratio of 76.4% in 2013 and an average combined ratio of 89.2% over the past five years. We have a very strong senior management team within Aspen Re and Steve Postlewhite is the right leader to continue to drive our reinsurance strategy forward, to adapt to fast changing market conditions and to take Aspen Re to the next level.”

Chris O’Kane added: “I would like to thank James for the significant contribution he has made to Aspen over the last 12 years, most recently in terms of growing Aspen Re and in developing our Bermuda platform. We wish him every success in his future endeavors.”

Commenting further, Chris O’Kane said: “Emil Issavi is an extremely talented underwriter with outstanding technical expertise and he has played a critical role in the success of Aspen Re. I am pleased to announce his promotion to President of Aspen Re. We are also very fortunate to have someone of the caliber of Brian Boornazian, whose exceptional market knowledge, experience and connections, particularly in the United States, allows clients and brokers to benefit fully from our superior underwriting abilities.”

Brian Boornazian, Chairman of Aspen Re, added: “I am delighted to welcome Steve as CEO of Aspen Re. We have an outstanding business and I look forward to working closely with Steve, Emil and the rest of the leadership team as we deliver the next phase of our strategy.”

Following Stephen Postlewhite’s appointment, Richard Thornton, Aspen’s Head of Strategy, will assume the position of Group Chief Risk Officer, in addition to his current role.

Mike Cain, Aspen’s Group General Counsel, has been appointed, subject to Aspen Bermuda Limited Board and regulatory approval, Chief Executive Officer of Aspen Bermuda Limited, Aspen’s Bermuda operating company, in addition to his current role.

- Ends -

Notes to Editors:

Stephen Postlewhite joined Aspen in 2003 as Deputy Chief Actuary and became the Head of Risk Capital in 2009. He was appointed Aspen’s Group Chief Risk Officer in February 2013. Before joining Aspen, Stephen spent a year at the Financial Services Authority working on the development of the Individual Capital Assessment process for non-life insurers. He had previously spent nine years with KPMG in London and Sydney, working as a senior general insurance actuarial consultant - predominantly on the London market, Lloyd's and reinsurance clients. Stephen started his career as a management consultant at Andersen Consulting and has been a Fellow of the Institute of Actuaries since 2001.

About Aspen Reinsurance (“Aspen Re”)
Aspen Re is a business segment of Aspen with gross written premiums of US$1.1 billion for the year ended December 31, 2013. Aspen Re offers a broad range of specialty reinsurance products and has a global footprint with offices in the United States, Bermuda, the United Kingdom, Switzerland, France, Germany and Singapore.

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2013, Aspen reported $10.2 billion in total assets, $4.7 billion in gross reserves, $3.3 billion in shareholders’ equity and $2.6 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995
This press release contains "forward-looking" statements regarding future results and events, including, without limitation, statements regarding the appointment of personnel and achievement of Aspen’s business plans and strategies. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “likely,” “continue,” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this press release, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the U.S. Securities and Exchange Commission on February 20, 2014. Aspen undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:

Please visit www.aspen.co or contact:

Investors
Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen
Kerry.Calaiaro@aspen.co
+1 (646) 502 1076

Kathleen de Guzman, Vice President, Investor Relations, Aspen
kathleen.deguzman@aspen.co
+1 (646) 289 4912

Media
Steve Colton, Head of Communications, Aspen
Steve.Colton@aspen.co
+44 20 7184 8337

International - Citigate Dewe Rogerson
Caroline Merrell or Jos Bieneman
caroline.merrell@citigatedr.co.uk
jos.bieneman@citigatedr.co.uk
+44 20 7638 9571

North America - Abernathy MacGregor
Carina Davidson or Allyson Vento
ccd@abmac.com
amv@abmac.com
+1 (212) 371 5999

3